Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Expro Group Holdings N.V. for the registration of common stock, debt securities, and warrants and to the incorporation by reference therein of our report dated March 17, 2020 (except Notes 2 and 5, as to which the date is March 26, 2021), with respect to the consolidated financial statements of Expro Group Holdings N.V. (formerly, Expro Group Holdings International Limited) for the year ended December 31, 2019 included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Reading, United Kingdom
January 12, 2023